CSB BANCORP, INC.

QUARTERLY REPORT

June 30, 2003

To Our Shareholders:

Dear Shareholder:

The Company’s unaudited net income for the second quarter of 2003 was $571,614 compared to $504,858 for the second quarter of 2002, an increase of 13.2%. Earnings per share were $.21 for the second quarter, compared to $.19 for the second quarter of 2002.

Net income totaled $1,169,446 for the first six months of 2003, compared to $881,247 for the same period in 2002, an increase of 32.7%. Earnings per share were $.44 for the first six months, compared to $.33 per share in 2002.

As a result of this continuing progress, the Company’s Board of Directors has declared a second quarter dividend of $.12 per share to shareholders of record June 30, 2003, payable July 10, 2003.

Net loans at June 30, 2003 increased 17.8% from June 30, 2002, and shareholders’ equity improved 3.3% during the same period.

As the Company continues to move forward, we are pleased with these performance results. We believe that our progress reflects the overall improvement in asset quality and continued expense monitoring. With the recent reduction in targeted Federal Reserve rates, to a 45-year low, we believe that our industry continues to experience pressure on interest margins. Our Company remains focused on sustaining the hard work of its Board and employees.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(000 omitted except share data)

	June 30
	2003	2002
ASSETS:
Cash and due from banks	$ 16,585	$ 10,460
Federal funds sold	-	14,859
Securities	67,971	79,261
Net loans	209,437	177,730
Premises & equipment, net	8,844	9,084
Other assets	2,254	4,512
TOTAL ASSETS	$ 305,091 =========	$ 295,906 =========

LIABILITIES:
Deposits	$ 233,264	$ 232,498
Securities sold under agreements to repurchase	11,402	13,361
Federal funds purchased	4,800	-
Other borrowings	19,820	15,721
Other liabilities	1,401	1,048
TOTAL LIABILITIES	$ 270,687	$ 262,628

SHAREHOLDERS' EQUITY:
Common stock	$ 16,674	$ 16,674
Additional paid-in capital	6,414	6,414
Retained earnings	12,060	11,170
Treasury stock	(882)	(1,154)
Accumulated other comprehensive income	138	174
TOTAL SHAREHOLDERS' EQUITY	34,404	33,278

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 305,091 =========	$ 295,906 ==========

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(000 omitted except share data)

	Six months ended June 30
	2003	2002
INTEREST INCOME:
Interest & fees on loans	$ 6,363	$ 6,272
Interest on securities	1,524	2,100
Other interest income	10	114
TOTAL INTEREST INCOME	7,897	8,486

INTEREST EXPENSE:
Interest on deposits	2,000	3,310
Other interest expense	415	280
TOTAL INTEREST EXPENSE	2,415	3,590
Net interest income	5,482	4,896
Credit for loan losses	(51)	(242)
Net interest income after credit for loan losses	5,533	5,138
Total other income	1,027	1,075
Total other expense	5,257	5,418
Federal income tax provision (credit)	134	(86)
NET INCOME	$ 1,169 =========	$ 881 ==========
EARNINGS PER SHARE	$ 0.44 =========	$ 0.33 ==========

FINANCIAL HIGHLIGHTS
(000 omitted except share data)
	June 30
	2003	2002
Assets	$ 305,091	$ 295,906
Net loans	209,437	177,730
Securities	67,971	79,261
Deposits	233,264	232,498
Shareholders' equity	34,404	33,278
Net income	1,169	881
Earnings per share	0.44	0.33
Book value per outstanding share	13.05	12.65
*Quarterly price per share:
High	18.00	19.85
Low	17.00	18.75

*Includes transactions reported by market makers and private transactions known to the Company.

KEY RATIOS
	June 30
	2003	2002
Return on average assets	0.81%	0.61%
Return on average equity	7.09%	5.39%
Loan to deposit	90.88%	78.06%
Equity to assets	11.28%	11.25%

Copies of
CSB BANCORP, INC.
S.E.C. Filings may be obtained by writing:
A. Lee Miller, CFO
CSB BANCORP, INC.
6 West Jackson Street
Millersburg, Ohio 44654
(800)654-9015 or 330-674-9015
Stock Symbol: CSBB.OB
Website: www.csb1.com